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                                                                   EXHIBIT 10.16
                         Conway Stuart Medical, Inc.
                              735 Palomar Avenue
                              Sunnyvale, CA 94086



                                                  September 30, 1999

Mr. John W. Morgan
13215 Deerfield Court
Lake Oswego, OR 97035

Dear John:

     On behalf of Conway Stuart Medical, Inc. ("Company"), I am pleased to offer you the position of Chief Executive Officer, reporting to the Board of Directors. As Chief Executive Officer, you will be responsible for the day-to-day management of the Company.

     Your annual salary will be $250,000, paid in accordance with the Company's standard payroll procedures and subject to applicable withholdings. In addition to your salary, you will be eligible to participate in employee benefit programs generally available to employees as the Company may establish from time to time.

     Within two weeks of your official starting date, you will receive a $50,000 sign-on bonus, subject to applicable withholdings.

     I will recommend to the Board of Directors that they approve a bonus of 20% of your salary to be granted to you for the year 2001, contingent upon the Company achieving sales revenue goals for the year 2001 of $14M shown in the June 9, 1999 Conway Stuart Business Plan.

     Subject to the approval of the Board of Directors, you will be granted a stock option for 975,000 shares of the Company's Common Stock at an exercise price of the current fair market value of $0.15 per share ("Option"). The Option shall vest over a four (4) year period with 25% of the shares vesting upon November 1, 2000 and an additional one-forty eighth (1/48) of the shares will vest each month thereafter, provided that you remain employed by the Company, and provided further, that should your employment with the Company terminate for any reason other than for "Cause" (as defined below) during the first year of your employment with the Company, you shall be entitled to receive 1/48 of the shares for every full month of completed employment prior to such termination. Notwithstanding the foregoing, in the event of a "Change in Control" (as defined below) and either (a) the Company terminates you other than for "Cause" (as defined below) or (b) a "Constructive Termination" (as defined below) occurs, within twelve months of such Change in Control, then all unvested options shall become fully vested.

     The Company understands that you will incur expenses in connection with you and your family's move from Oregon to California, including your temporary residence prior to the move, the sale of your house in Oregon, and the purchase of a home in the Bay Area. The Company will
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John W. Morgan
September 28, 1999

pay you a fixed sum of $75,000 to cover all expenses. Upon acceptance of the position, 1/3 of the $75,000 will be paid to you. Another 1/3 will be paid to you two months after your official start date. Another 1/3 will be paid to you upon your closing on a new residence in the Bay Area.

     The Company shall also make a payment to you equal to the amount needed to pay any increased income tax, incurred by you and associated with the fixed sum described in the paragraph above.

     The Company shall make a loan to you of up to $8,500 per month for four years as a mortgage interest differential in conjunction with your acquiring a primary residence within 30 miles of the Company's headquarters. The loan will be subordinated to your mortgage loan. The loan shall bear the lowest possible federal applicable interest rate, compounded annually. In the event that the Company terminates you other than for "Cause" (as defined below) during the four-year period, or in the event of your death or "Disability" (as defined below) during such four-year period, the loan will be forgiven. If you voluntarily leave the Company, you will immediately repay the loan. Full repayment of the loan plus accumulated interest will be due within 12 months of an IPO or within 6 months of a "Change in Control" (as defined below) unless the acquiring entity agrees to assume the loan, whichever comes first.

     For this purpose, "Cause" is defined as: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that causes serious reputational harm to the Company, (ii) your conviction of, or plea of nolo
                                                                      ----
contendere to, a felony, (iii) your gross misconduct, or (iv) your failure to
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perform in any material respect any material aspect of your employment duties as defined by the Board.

     For this purpose, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

     For this purpose, "Constructive Termination" is defined as (I) a material reduction in your responsibilities, duties, or base pay or (ii) relocation of your workplace to any place outside of the San Francisco Bay Area.

     For this purpose, "Disability" occurs upon both of the following conditions being met: (i) your becoming unable to perform the essential functions of your job with or without a reasonable accommodation, and (ii) 90 days following written notice by the Company to you of such determination by an independent physician acceptable to the Board and to you (which acceptance will not be unreasonably withheld), provided, however, that if you resume work on a
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John W. Morgan
September 28, 1999

regular basis prior to the end of such 90 day period, you shall not be deemed to have a "Disability."

     You should be aware that your employment with the Company constitutes "at-will" employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either parties' option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. If the Company terminates the employment relationship at any time, other than for Cause, you will receive (i) a lump sum payment equal to six (6) months of your then current monthly salary, subject to applicable withholdings, and (ii) six (6) months acceleration of vesting on your options.

     As a condition of your employment with the Company, you will be required to sign the Company's standard Proprietary Agreement ("Agreement"), two originals of which are attached.

     For purposes of Federal Immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     By signing this letter you hereby represent to the Company that (i) except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement, and (b) you do not know of any conflicts which would restrict your employment with the Company, and (ii) you agree not to bring with you to your employment any confidential or proprietary information belonging to any previous employers.

     This offer is valid through September 30, 1999, and is contingent on your starting employment by November 1, 1999 (or a later date, mutually agreed to by you and the Company). We look forward to your early acceptance and would be pleased to have you start as soon as your present commitments allow. Enclosed are two originals of this letter. Please sign and return one to me, to indicate your acceptance.

                                             Sincerely,

                                             /s/ Alan L. Kaganov

                                             Alan L. Kaganov, Sc.D.
                                             Member, Board of Directors

I accept employment with Conway Stuart Medical, Inc., subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral or written discussions I have had, or may have, with anyone in the Company regarding the subject matter hereof.


AGREED AND ACCEPTED

/s/ John W. Morgan
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John W. Morgan
September 28, 1999



Date: 10/01/99



Encl.